EXHIBIT (12)


                          ______________________, 2002



First American Investment Funds, Inc.
800 Nicollet Mall
Minneapolis, Minnesota 55402

Ladies and Gentlemen:

         We have acted as counsel to First American Investment Funds, Inc., a Maryland corporation ("FAIF"), in connection with the proposed acquisition of all of the assets and the assumption of the identified liabilities of Capital Growth Fund, Relative Value Fund, Growth & Income Fund, and Science & Technology Fund, each of which is a separately managed series of FAIF (and each of which is referred to herein as an "Acquired Fund"), by Large Cap Growth Fund, Large Cap Value Fund, Equity Income Fund, and Technology Fund, respectively, each of which is a separately managed series of FAIF (and each of which is referred to herein as an "Acquiring Fund"), followed by the distribution of the Acquiring Fund Shares to the corresponding Acquired Fund Shareholders in liquidation of the Acquired Fund (each a "Reorganization" and collectively the "Reorganizations"), pursuant to an Agreement and Plan of Reorganization dated as of _______________, 2002, by and between FAIF with respect to the Acquiring Funds and the Acquired Funds (the "Reorganization Agreement").

         In rendering the opinion set forth below, we have reviewed the Reorganization Agreement, the Prospectus/Proxy Statement included in the Registration Statement on Form N-14 filed with the Securities and Exchange Commission on or about ______________, 2002, and such other materials as we have deemed necessary or appropriate as a basis for our opinion, including the following: (a) an officer's certificate of FAIF, dated ______________, 2002, signed by an authorized officer of FAIF and delivered to us, and (b) an officer's certificate of U.S. Bancorp Asset Management, Inc., the advisor to each of the Acquiring Funds and each of the Acquired Funds, and delivered to us. Our opinion is conditioned on, among other things, the accuracy and completeness, as of the Closing Date and thereafter, where relevant, of the facts, information, covenants, agreements, representations, and warranties set forth in the Reorganization Agreement, the Prospectus/Proxy Statement, and such other materials.

         Unless otherwise provided herein, capitalized terms used in this opinion shall have the same meaning as set forth in the Reorganization Agreement or the Prospectus/Proxy Statement, as the case may be.

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First American Investment Funds, Inc.
______________________, 2002
Page 2


         Pursuant to the Reorganization Agreement, all of the assets and the identified liabilities of each Acquired Fund as of the Closing Date will be exchanged for shares of common stock of the corresponding Acquiring Fund, and such Acquiring Fund will assume the identified liabilities of the Acquired Fund. All Acquiring Fund Shares then held by the Acquired Fund, representing all of the assets of the Acquired Fund, will be distributed to the Acquired Fund Shareholders pursuant to the Reorganization Agreement in a liquidating distribution and all of the issued and outstanding shares of the Acquired Fund at the Closing Date will be cancelled on the books of the Acquired Fund. In the distribution, each Acquired Fund Shareholder will have credited to his, her, or its account Acquiring Fund Shares of a class corresponding to the class of shares that he, she, or it held in the Acquired Fund, with an aggregate net asset value equal at the Closing Date to the aggregate net asset value of the shareholder's Acquired Fund Shares as of such time.

         The acquisition of all of the assets and the identified liabilities of each Acquired Fund by the corresponding Acquiring Fund is being undertaken pursuant to the determination by the Board of Directors of FAIF that each Reorganization is expected to provide certain benefits to the Acquired Fund and the corresponding Acquiring Fund and that each Reorganization is in the best interests of such Funds and their respective shareholders. The Board of Directors has also determined that the interests of the existing shareholders of each Fund will not be diluted as a result of the Reorganizations. The Board considered, among other things, the factors that are listed in the Prospectus/Proxy Statement in making such determinations.

         Our opinion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), as of the date hereof and currently applicable Treasury Regulations promulgated under the Code, published administrative positions of the Internal Revenue Service in revenue rulings and revenue procedures currently in effect, and judicial decisions. Such legal authorities are all subject to change, either prospectively or retroactively. No assurance can be provided as to the effect of any such change upon our opinion.

         The opinion set forth herein has no binding effect on the Internal Revenue Service or the courts. No assurance can be given that, if contested, a court would agree with the opinion set forth herein. Rather, the opinion set forth herein represents our best legal judgment as to the likely outcome of the issues addressed herein if such issues were litigated.

         Based upon and subject to the foregoing, it is our opinion that:

                  (1) Each Reorganization will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and each Acquiring Fund and each corresponding Acquired Fund will be a party to the reorganization within the meaning of Section 368(b) of the Code;

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First American Investment Funds, Inc.
______________________, 2002
Page 3


                  (2) In the case of each Reorganization, no gain or loss will be recognized by the Acquiring Fund upon the receipt of the assets of the Acquired Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the identified liabilities of the Acquired Fund;

                  (3) In the case of each Reorganization, no gain or loss will be recognized by the Acquired Fund upon the transfer of the Acquired Fund assets to the Acquiring Fund in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the identified liabilities of the Acquired Fund or upon the distribution (whether actual or constructive) of the Acquiring Fund Shares to Acquired Fund Shareholders in exchange for their shares of the Acquired Fund;

                  (4) In the case of each Reorganization, no gain or loss will be recognized by the Acquired Fund Shareholders upon the exchange of their Acquired Fund shares for the Acquiring Fund Shares in liquidation of the Acquired Fund. Acquired Fund Shareholders subject to taxation will recognize income upon receipt of any net investment income or net capital gains of the Acquired Fund which are distributed by the Acquired Fund at or prior to the Closing Date;

                  (5) In the case of each Reorganization, the aggregate tax basis for the Acquiring Fund Shares received by each Acquired Fund Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Acquired Fund shares held by such shareholder immediately prior to the Reorganization, and the holding period of the Acquiring Fund Shares to be received by each Acquired Fund Shareholder will include the period during which the Acquired Fund shares exchanged therefor were held by such shareholder (provided the Acquired Fund shares were held as capital assets on the Closing
Date);

                  (6) In the case of each Reorganization, the tax basis of the assets of the Acquired Fund acquired by the Acquiring Fund will be the same as the tax basis of such assets to the Acquired Fund immediately prior to the Reorganization, and the holding period of the assets of the Acquired Fund in the hands of the Acquiring Fund will include the period during which those assets were held by the Acquired Fund.

         The foregoing opinion is being furnished pursuant to Section 8.6 of the Reorganization Agreement, is solely for your benefit in connection with the Reorganizations, may not be relied upon in any manner or for any purpose by any other person, nor may copies be delivered to any other person without our prior written consent. Our opinion is limited to the matters expressly addressed in the six (6) numbered paragraphs above. No opinion is expressed and none should be inferred as to any other matter.

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First American Investment Funds, Inc.
______________________, 2002
Page 4


         We consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement on Form N-14. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                        Very truly yours,



                                        Faegre & Benson LLP